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                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                      UNR

                               INDUSTRIES, INC.

                      __________________________________

                       UNDER SECTION 245 OF THE DELAWARE
                                CORPORATION LAW

                      __________________________________


     We, the duly elected President and Secretary of UNR Industries, Inc., do hereby certify as follows:

     FIRST: That the name of the corporation is UNR Industries, Inc., which shall herewith be changed to ROHN Industries, Inc.

     SECOND: That the Certificate of Incorporation of the corporation was filed by the Secretary of State, Dover, Delaware, on the 8th day of August, 1979.

     THIRD: That the amendments and the restatement of the Certificate of Incorporation have been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the corporation's stockholders by an affirmative vote representing at least a majority of the outstanding stock of the corporation entitled to vote thereon.

     FOURTH: That the text of the Certificate of Incorporation of said UNR Industries, Inc., as amended, is hereby restated as further amended by this Certificate, to read in full, as follows:

                            SEE ATTACHED "EXHIBIT A"

                                                               EXHIBIT 3.5

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     IN WITNESS WHEREOF, we have signed this Certificate this 17th day of
December, 1997.


                                          /s/ Brian B. Pemberton
                                              __________________
                                          Brian B. Pemberton
                                          President


ATTEST:

/s/ Victor E. Grimm
___________________
Victor E. Grimm
Secretary



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                                                             EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                                   ARTICLE I

                                     NAME

     The name of the corporation is ROHN Industries, Inc.

                                  ARTICLE II

                     REGISTERED AGENT AND PRINCIPAL OFFICE

     The address of its registered office in the State of Delaware is 1013 Center Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice Hall Corporation System, Inc.

                                  ARTICLE III

                                   PURPOSES

     The nature of the business and the objects and purposes to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

                                CAPITAL STOCK

     The total number of shares of capital stock which the corporation shall have authority to issue is 60,000,000 shares which shall consist of 60,000,000 shares of Common Stock with a par value of $.01 per share (hereinafter called "Common Stock"). Each share of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Each holder of Common Stock shall be entitled to cast one vote for each share at all meetings of stockholders. Each share of Common Stock shall entitle the holder thereof to share ratably in all assets available for distribution to holders of the Common Stock in the event of any liquidation, dissolution or winding-up of the corporation, but no share of Common Stock shall entitle the holder thereof to any pre-emptive or subscription rights in respect of any securities of the corporation.


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                                   ARTICLE V

                         POWERS OF BOARD OF DIRECTORS

     In furtherance and not in limitation of the powers conferred elsewhere in this Certificate of Incorporation or by statute, the Board of Directors is hereby expressly granted the following powers:

     A. The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary amounts of money, property or securities to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

     B. In addition to the powers and authorities expressly conferred upon the Board of Directors elsewhere in this Certificate of Incorporation or by statute, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation under the provisions of the General Corporation Law of Delaware and not specifically prohibited or limited by the provisions of this Certificate of Incorporation or any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the Board of Directors which would have been valid if such By-Law had not been made.

                                  ARTICLE VI

               CREDITOR OR STOCKHOLDER COMPROMISES; RECEIVERSHIP

     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.


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                                  ARTICLE VII

                            MEETING OF STOCKHOLDERS

     Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

                                 ARTICLE VIII

                     LIMITATION ON LIABILITY OF DIRECTORS

     To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.